Exhibit 99.1
Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA ANNOUNCES DIVESTITURE OF WOMEN’S HEALTH DIVISION
Woburn, Massachusetts – (October 3, 2005) – PolyMedica Corporation (NASDAQ/NM: PLMD) announced today that it has sold its Woburn-based Women’s Health Products Division (“WHPD”) to Amerifit Nutrition, Inc. for a purchase price of $45 million.
Commenting on the divestiture, Patrick Ryan, PolyMedica’s president and chief executive officer, said, “This transaction represents an opportunity for us to allocate additional resources to our stated strategic initiatives in our core diabetes and mail-order pharmacy markets, where we see tremendous opportunities for further growth.”
WHPD manufactures and markets the AZO line of over-the-counter products, as well as a line of prescription urology products. WHPD is included in the Company’s pharmaceuticals segment for reporting purposes, and the Division accounted for $16.8 million in net revenues and $6.8 million in operating income for the fiscal year ended March 31, 2005. The Company expected this Division to report revenues and earnings in fiscal year 2006 at levels similar to fiscal year 2005. As a result of the sale of WHPD, the Company expects to receive approximately $38 million in after-tax cash proceeds and record a one-time, after-tax gain of $0.80 — $0.85 in diluted earnings per share.
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 800,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005, and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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